August 23, 2022

Dakota Gold Corp. Announces Meeting Results and Appointment
of Alice Schroeder as a Director

LEAD, SOUTH DAKOTA - Dakota Gold Corp. (NYSE American: DC) ("Dakota Gold" or the "Company") is pleased to announce that all proposals were approved at the annual meeting of stockholders held on Monday, August 22, 2022 in Lead, South Dakota (the "Meeting"). A total of 37,659,051 or 52.31% of the Company's issued and outstanding shares were represented at the Meeting.

The following nominees were elected as directors of the Company:

	For	% For	Against	% Against	Abstained	% Abstained
Gerald Aberle	30,705,891	96.49%	0	0%	1,116,910	3.51%
Jonathan Awde	30,915,469	97.15%	0	0%	907,332	2.85%
Jennifer Grafton	31,670,692	99.52%	0	0%	152,109	0.48%
Amy Koenig	31,670,629	99.52%	0	0%	152,172	0.48%
Stephen O'Rourke	30,738,559	96.59%	0	0%	1,084,242	3.41%
Robert Quartermain	31,564,299	99.19%	0	0%	258,502	0.81%

In addition, immediately following the Meeting, the board of directors of Dakota Gold appointed Alice Schroeder as a director of the Company. Ms. Schroeder has served on numerous public company boards, including Carbon Streaming Corporation, Natus Medical Incorporated, HSBC North America Holdings Inc., Prudential plc, as well as private equity-backed and venture boards such as RefleXion Medical, Inc. and Westland Insurance Group Limited. She began her career as a CPA at Ernst & Young and spent nearly two decades on Wall Street as an analyst and banker as a managing director at several firms, principally Morgan Stanley.

Jonathan Awde, President, CEO and a director of Dakota Gold, stated, "I would like to thank all of the shareholders who voted at the Meeting. We appreciate your continued support. I am also very pleased to welcome Alice Schroeder as a director of the Company. Alice's deep experience, financial expertise and judgment make her an outstanding addition to the Board and our Company."

The Company's shareholders have also ratified the appointment of Ham, Langston & Brezina, L.L.P., as the Company's independent registered public accounting firm for fiscal year 2023 (37,632,035 shares or 99.93% voted "For", 10,834 or 0.03% voted "Against" and 16,182 or 0.04% abstained from voting).

In addition, the Company's shareholders have approved the Dakota Gold Corp. 2022 Stock Incentive Plan (30,348,937 shares or 95.37% voted "For", 1,437,487 or 4.52% voted "Against" and 36,377 or 0.11% abstained from voting).

About Dakota Gold Corp.

Dakota Gold (NYSE American: DC) is a South Dakota-based responsible gold exploration and development company with a specific focus on revitalizing the Homestake District in Lead, South Dakota. Dakota Gold has high-caliber gold mineral properties covering over 40 thousand acres surrounding the historic Homestake Mine.

The Dakota Gold team is focused on new gold discoveries and opportunities that build on the legacy of the Homestake District and its 145 years of gold mining history.

Subscribe to Dakota Gold's e-mail list at www.dakotagoldcorp.com to receive the latest news and other Company updates.

Shareholder and Investor Inquiries

For more information, please contact:
Jonathan Awde, President and Chief Executive Officer
Tel: +1 604-761-5251
Email: JAwde@dakotagoldcorp.com